Exhibit 99.2

CAI International, Inc. Announces Proposed Offering of $250 Million Aggregate Principal Amount of Asset-Backed Notes

SAN FRANCISCO--(BUSINESS WIRE)--June 19, 2017--CAI International, Inc. (CAI) (NYSE:CAI), one of the world’s leading transportation finance and logistics companies, today announced that CAL Funding III Limited (“CAL”), a wholly-owned subsidiary of CAI, proposes to offer, subject to market and other conditions, approximately $250 million aggregate principal amount of asset-backed notes (the “Notes”) in a private placement transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The terms of the Notes, including the interest rate and other terms, will be determined by negotiations between CAL and the initial purchasers of the Notes. The net proceeds from the private placement will be used for general corporate purposes, including repayment of debt and offering costs.

The Notes are initially being offered only to qualified institutional buyers in an offering exempt from registration pursuant to Section 4(a)(2) of the Securities Act, and are eligible for resale to investors pursuant to Rule 144A of the Securities Act and to investors outside the United States pursuant to Regulation S under the Securities Act. The offer and sale of the Notes have not been and will not be registered under the Securities Act or any state securities laws, and, unless so registered, the Notes may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, or the solicitation of any sale, of any securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

This press release is issued in accordance with Rule 135c under the Securities Act. The proposed offering is subject to market and other conditions, and there can be no assurance that the proposed offering of the Notes will be completed.

About CAI International, Inc.

CAI is one of the world’s leading transportation finance and logistics companies. As of March 31, 2017, CAI operated a worldwide fleet of approximately 1.2 million CEUs of containers, and owned a fleet of 6,546 railcars that it leases within North America. CAI operates through 24 offices located in 14 countries including the United States.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of CAI, including but not limited to, CAI’s expectations regarding the completion of the proposed offering. These statements and others herein are forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations. CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2016, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. These documents contain important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Tim Page, 415-788-0100
Chief Financial Officer
tpage@capps.com